Exhibit 99.1

FTI CONSULTING

Moderator: Jack Dunn

02-15-07/8:00 am CT

Confirmation # 8319515

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FTI CONSULTING

Moderator: Jack Dunn

February 15, 2007

8:00 am CT

Operator:	Good morning. My name is (Jocelyn) and I will be your conference operator.

At this time I would like to welcome everyone to the FTI Consulting 2006 Fourth Quarter Earnings conference call.

All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question at that time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad. Thank you.

Mr. Eric Boyriven, you may begin your conference.

Eric Boyriven:	Good morning. By now you should have received a copy of the company’s fourth quarter 2006 press release. If not, copies of the press release can be found on the FTI website at www.fticonsulting.com.

This conference call is being simultaneously webcast on the company’s website and a replay will be available on the site for 90 days.

Your host for today’s call are Jack Dunn, President and Chief Executive Officer, Dennis Shaughnessy, Chairman, (Dom) DiNapoli, Executive Vice

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President and Chief Operating Officer, and (Ted) Pincus, Chief Financial Officer.

Management will begin with formal remarks, after which they will take your questions.

Before we begin, I’d like to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations.

The company has experienced fluctuating revenues, operating income, and cash flow in prior period and expects this – that this may occur from time to time in the future. As a result of these possible fluctuations the company’s actual results may differ from our projection. And further preliminary results are subjected to normal year-end adjustments.

Other factors that could cause such differences includes pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission.

I would now like to turn the call over to Jack Dunn, President and CEO of FTI.

Jack, go ahead.

Jack Dunn:	Good morning and thank you very much for joining us for our discussion of our fourth quarter and year-end results for 2006.

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Two thousand and six and the fourth quarter produced powerful results for our company. On the financial side we produced record revenues, exceeded estimates and either met or exceeded our guidance on a pro forma basis for the year and the quarter.

More importantly, we validated our position as a leader in our industry. Our platform is the broadest, with a global footprint that includes profitable operations in over 45 offices in 22 countries in all of the major financial capitals of the world. Our breadth of services is the widest in the industry, bringing a full suite of services to the top law firms, corporations and financial institutions in the world.

We are the trusted advisor they turn to address not only the latest issue that affects them, but the next one as well. As we help them look at not only stock options, backdating issues, derivatives, accounting, finite reinsurance and the latest M&A strategy, but also help them anticipate how to prevent the next big thing, how to handle their documents, the latest protocols under the Federal Rules of Evidence for the latest rules making pronouncements from a host of governmental and regulatory agencies.

Our depth of experience is second to none. Through our employee retention plan, our top producers are committed to us, practically and really for the rest of their careers, whether it’s the top two competition policy economists in the world, the leading restructuring practice in the United States, the technologists who provide that think-tank advice to the promulgators of the Federal Rules, a network of investigators worldwide, or the top strategists in four continents on strategic communications. We are the thought leaders that the thought leaders in business industry and finance turn to find the answer or preserve their reputation and enhance their success.

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What does this translate into? On a real basis it turns into the fact that we were advisors to four of the largest IPOs coming out of Europe and Asia last year. We handled billions, literally, of pages for the top companies in America in terms of their most sensitive documents on our hosting software. We restructured many of the tier one and tier two auto suppliers in Detroit, given the upheaval in the auto industry. And we led significant investigations throughout the world through our investigations practice in Europe and Asia and the United States.

In short, 2005 and 2006 saw us build a platform that is the leader and the largest. In our clients’ eyes we are not a startup or a rollup but a powerhouse, a recognized leader with a place at the table and a growing brand presence. In 2007 our job will be not only to confirm that perception in their eyes as reality everyday in everything we do, but also to convert that and bring that value of that enviable position to our shareholders and to our employees.

Now let’s look at the quarter. In terms of highlights for the fourth quarter, revenues exceeded expectations coming in at $216.8 million, a 30.8% increase from $165.8 million last year. Remembering that the fourth quarter of 2005 recorded a one-time success fee of $22-1/2 million, which dramatically skews the year-over-year comparison, our growth year-over-year, apples-to-apples was more like 52%.

The fourth quarter-adjusted EBITDA increased 29.7% to $54.2 million or 25% of revenues from the $41.8 million or 25.2% of revenues that we reported last year. We reported earnings per share of 42 cents for the fourth quarter, which included approximately 5 cents in stock-based compensation expense.

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Last year we reported 46 cents per share, but that included not only the results of the success fee that I talk about but also there was no deduction last year for stock-based compensation. So on a like-to-like basis, if you will, we think that our growth in true operating results was more like 20%.

The quarter was also an exceptionally strong period of cash flow for us. As you may recall from our last conference call collecting our accounts receivable was a major focus for management in the fourth quarter. I am pleased to say that we were extremely successful in that effort. We generated $96.4 million of cash flow from operations in Q4. And in doing this brought down our days outstanding from 103 at the end of the third quarter to 75 days at year-end which was also the same as in 2005.

We also repaid $40 million to eliminate any amount drawn down on our revolving credit facility. And we exited 2006 with cash of $92 million, so we feel that we’re in a very strong position – financial position to execute our business plan and that our balance sheet is extremely healthy given these ratios.

Looking at the segments, clearly this was another strong quarter of performance for FTI. And we are very pleased that it wasn’t just one division carrying the load but it was really across the board.

As in the third quarter, the fourth quarter saw strong results across all of our segments, and each performed in line or well ahead of our expectations. Our forensic and litigation consulting segment continued to perform very well in the fourth quarter, which saw revenues increase by 20-1/2% to $51.2 million, and adjusted EBITDA increased 36.1% to $15.6 million, or approximately 30-1/2% of revenues.

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Results were driven by strong demand for this segment’s services across a number of fronts, including trial services, international investigation, and as we noted before, the contributions of BKS which is our Construction Consulting Division which we acquired in October of 2006, and has been integrated very smoothly into the rest of our business.

On the technology front, FTI has established itself as a leader in the market for electronic document management, database management and e-discovery services. As a result we have seen excellent growth within our technology business over time as demand for these services continues to build in the marketplace. The market in this area is exploding, as is our market share of this market.

This trend continued in the fourth quarter as revenues in our technology segment grows – grew 50.8% to $31.2 million, and EBITDA for the segment increased to $12.7 million or 54.9% over levels a year ago.

We couldn’t be more pleased by the growth we’ve seen in this segment. Four years ago we had a dream and a plan to be a $100 million player in this field by the end of 2007 or possibly the middle of 2008 on a run rate. That’s the fact that we have been able to do this ahead of schedule is a tremendous accomplishment and a testament to the positioning of our products in the marketplace. It’s also important to note that in this business we not only have what we think are the greatest people but also our software has proven to be both a technological and a competitive advantage as our Ringtail hosting software is now recognized as one of the top platforms in the field, as evidenced by the fact that probably more than half the revenues in this division at this time are from our hosting business, which gives us a nice annuity type business as opposed to our usual incident-driven revenues.

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With regard to corporate financial restructuring, when you back out the success fee from a year ago from which they were the beneficiary revenues rose 9% to $57.9 million in the quarter. This is outstanding performance, especially given the challenging nature of the restructuring market that affects a part of that core business.

As we’ve said in the past, however, we’re not sitting around waiting for the market to come back. And a testament to that is the fantastic transaction advisory services business that we have built within that practice. Many of the same practitioners who were the lead restructuring people in the US have combined their talents that we now are able to do due diligence services for many of the private equity sponsors, including the biggest names in the business, often competing with or even beating out the big four in those jobs.

I think it’s a testament to that business. And it’s an area where we can continue to anticipate great growth and will be a major focus of our hiring as we go forward.

EBITDA in the segment was $15.1 million or 26.1% of sales. Given the anomalies in the last – in the fourth quarter of last year (unintelligible) probably a comparison sequentially is instructive as well. And we had strong sequential improvement in this area from the third quarter as EBITDA rose 30% on a 14% increase in revenues in that segment driven by the continued growth of transactions to advisory service, as well as the cost savings and the restructuring initiative that we undertook in the period. Going forward M&A activity appears to be strong with a $1-1/2 trillion unlevered in the hands of the equity sponsors. And this bodes well for the transaction advisory service. Although it is difficult to predict when a pickup in restructuring activity might begin, we do – have retained the top people in the marketplace and we are poised and well positioned when it does happen, which it will.

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The economic consulting segment had an outstanding quarter, as revenues increased 32-1/2% to $35.8 million and EBITDA more than doubled to $11 million from a margin of 30.7. This performance was certainly generated by broad based growth across most pieces of the business and of course we had the Compass Group which was in there for the year and have done an exceptional job during the year in growing their business.

The only dark spot in that practice would be our Network Strategies Group, which is still hampered by delay in (Surface Transportation Board Rulemaking). And we expect that to break apart and get loose during the middle of the year.

Our newest segment, Strategic and Financial Communications, also had an outstanding quarter with performance that greatly exceeded our expectations. It had an unusually strong quarter generating revenues of $40.7 million and EBITDA of $14.3 million for the three months that we owned – of FD’s revenues for the period approximately $5.7 million was related to third-party pass through of expense. So in terms of analyzing that you have to remember that they, like we, now calculate their revenues on a gross basis and don’t do a net revenue basis subtracting the pass through.

The remainder of the outperformance reflects the current active capital markets in both the US and Europe, as well as a record quarter for their M&A practice. Typically as we go forward and do our modeling, we look at a strong performance for FD in the fourth quarter that was even further held by the just tremendous amount of M&A activity that took place in the quarter.

In looking at 2006, as I mentioned, it was an enormously productive year for the development of the business. For example, with the acquisition of FD we

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added a fifth business segment for the company, Strategic and Financial Communications, that is not only a compelling standalone business and a great contributor but as it extends across all our other businesses it is one that is very leveragable and serves as a bridge between many of our other practices.

In a real sense some of our practices are rallying around the communications aspect, and I’ve never seen cross-selling activities at the height that they are right now.

Our strategic acquisition program saw other successes during the year as well, including the closing of the Compass acquisition that I mentioned, the purchase of International Risk, BKS and G3 which completed our platform in the UK for the offering of our hosting electronic evidence business.

We are very pleased with the results of each of these acquisitions, all of which have contributed in enhancing our position in the marketplace.

With the acquisition of International Risk and just recently in the first part of the year holder international and of course with FD we built on our existing capabilities within FLC to create a leading investigations practice that is now operating in the United States, South America, Europe and Asia.

At the macro level we have deep management talent, exceptional people who attract others in terms of our professionals, a model that is the best in the industry and is applauded, a strong balance sheet and anticipated significant strong cash flow.

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We are well positioned to continue to expand this platform both through the hiring of the best individuals in the business and through an acquisition program.

At a more granular level we followed through on our commitment to secure the talent that is so valuable to our company. Over the summer we announced that we had re-signed 28 senior managing directors in the corporate finance restructuring practice, and I am pleased that we recently re-signed 23 SMDs in our FLC and technology practice.

Essentially these people have dedicated the remainder of their careers to FTI as equity holders and as proud promoters of the company. This further validates our business model and is a message to a lot of constituencies about the dedication that we have at FTI.

That is constituencies include our clients, our employees, and to our shareholders that FTI is as we have always said a place that is built to last.

As I mentioned before 2006 really capped a two year program in which we established the platform that places us also in a unique position in the consulting industry.

Put simply no one offers the breadth of experience, depth of intellectual capital capabilities that FTI does on such a global scale. I’ll close with some comments about our guidance for 2007.

As you can see from our earnings release we have changed the format of our we are setting guidance for the next year and I hope you can appreciate from what I said about integrating what we do that we are having our people shift their focus to company wide client and revenue opportunities which means

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that many of our traditional metrics that we have guided to in the past will become less meaningful as we go forward.

So we’re setting expectations for the market based on more corporate measures and performance rather than individual performance. For 2007 we’re looking to achieve revenues between $905 and $929 million which represents growth of at least 28% over 2006.

This incorporates a full of year of revenues from our acquired businesses and organic growth of somewhere in the neighborhood of about 11.5% which we think we can achieve based on the opportunities we see in the market place and I would note as many of you who followed us for a while that is typically our corporate target and we’ve been able to meet or exceed it in each of the last three years.

We expect EBITDA to be between $204 and $214 million which represents an EBITDA margin of between 22.6 and 23%. This translates into EPS of $1.74 to $1.84 compared to $1.36 in 2006 excluding the restructuring charge.

Since finally both periods will now have the impact of share based compensation expense we’ll be able to give good apples to apples comparisons that are meaningful next year as we begin to compare quarters that have comparable charges in them.

As I close I’d just like to say that 2006 was a great year and we ended it with a tremendous amount of momentum in all of our businesses. We see a significant amount of opportunity in front of us and we have an extraordinary array of talent and capabilities to pursue them.

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We recently pulled forward the time frame for reaching our goal of $1 billion in revenues by year 2008. As we’ve mentioned before our technology platform is running way ahead, we are now literally the go to people in most of the major matters that face corporate and financial America and we have never been more confident about achieving our goals for the future.

With that I’d like to end the formal remarks and we’d be happy to take your questions.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star 1 on your telephone keypad. Again, star 1 to ask a question. Your first question comes from Tobey Sommer with Sun Trust.

Tobey Sommer:	Thank you very much. Congratulations on a good quarter and what looks like, you know, favorable outlook for 2007. I was wondering if you could tell us about the corporate finance and restructuring, it looks like you had a nice sequential up tick there and was wondering if you could maybe identify what the specific drivers were if there was something special in the quarter or kind of give us some more color on additional ways that you’re broadening out the revenue stream.

Jack Dunn:	Yes first of all in there in the restructuring part of the business they did have nice results. There are a number of cases that we’ve mentioned before that have come in the retail sector, in the home building sector.

In addition we still have the follow through of many of the automotive cases the ripple effect coming out of Detroit. Also I think we can’t under estimate the fact that our transaction advisory services business is really getting momentum and catching stride.

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Our roster of clients includes the biggest equity sponsors literally in the world who are expanding their view point not only here but abroad. We worked on a number of transactions in terms of a run rate. We’re probably well above $40 million in that.

We also have worked for the hedge funds now so that practice as I mentioned was very important that we not sit and wait for the return of the core restructuring business.

And so we have done a nice job of diversifying that practice and typically at year end you see the result of a number of transactions that, you know, there’s a hurry up to get the year end done.

The good news here though is that many of those transactions are continuing into the first quarter so we believe we have a nice momentum there.

Tobey Sommer:	And then turning to the FD and kind of how you’re integrating that. Have you come across some examples already of your ability and FD’s ability to kind of cross sell and introduce you to clients and get engagements from your other consulting practices because of the acquisition?

Jack Dunn:	Yes we really have Tobey it’s been a very interesting exercise. First of all it’s a tribute to the people at FTI and FD but let me say about the legacy FTI people.

I’ve never seen them embrace a group the way they have FD because of the – some of the excitement and electricity that FD has brought to us in terms of access they have to multi national clients at the highest levels throughout the world.

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We have had a task force that’s been headed up by senior people from each side who have looked at probably 40 activities where we are making joint pitches.

As you saw from our press release recently we collaborated on bringing Dick Gephardt in to be an advisor to our company. His ability to work across all phases of our company from the strategic communications to on a very real time basis helping the restructuring folks with looking at issues that involve everything from labor to government policy is really almost an embodiment of the types of assignments that we’ve looked at on a cross pollenization basis.

Where the rubber meets the road we probably one of our largest options back dating cases came to us from FD. We have been able to through (Palladium Partners) introduce FD into a number of situations where we are the interim manager and where the, you know, the issue is not whether the company is out of going out of business but looking at performance improvement and where those companies have brands and where they have issues with their own employees strategic communications is an integral part so we’ve had a nice response there.

And in addition with the roster of the kind of clients we both have that you know from all of our presentations the 97 of the top law firms, the 67 of the Fortune 100, there’s a nice opportunity there to make introductions that will bear fruit later on.

Tobey Sommer:	And if I could turn to one numbers question then I’ll get back in the queue. You do have a $50 million authorization to repurchase shares. Does that suggest that you’re going to do more than just kind to try offset dilution?

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Jack Dunn:	No we really – our game plan is to try to offset the dilution that we begin with that. Secondly we, you know, we do have the strong cash flow, our debt we’re not really able to buy back any of our debt until 2009.

So we will look judiciously beyond that for an opportunity to repurchase shares. For example there was some weakness in the stock during the third quarter of going into the fourth quarter. We were basically held out of the market place because we were working on the FD transaction so we weren’t able to use our dry power if you will.

But with the kind of cash flow you saw in the fourth quarter we are able to certainly, you know, attack the dilution side and then with what’s left over we’ll be judicious about deciding whether additional purchases of shares are good or because the platform right now because of its build out in a number of areas where that we can’t do better by continuing to do the tuck in acquisitions and the things that’ll establish our company for years to come.

Tobey Sommer:	Thank you very much.

Operator:	Your next question comes from Andrew Fones with UBS.

Andrew Fones:	Good morning. I had a question on investing, you know, having just completed the budget process I was wondering if you could walk us through the areas you’re looking to kind of invest significantly in ‘07 please.

Dennis Shaughnessy:	Yeah hi Andrew it’s Dennis Shaughnessy. I think we tend to average internally about a $20 million CAPEX budget so just starting there. The bulk of that about $14 to $15 million tends to be invested to support, you know, our rapidly growing technology division.

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And that would be everything from increased hardware for our hosting operation as more and more companies sign up for us under three year contracts to host their sensitive documents, you know, to obviously continue purchases of equipment to support that rapidly growing business.

So that would, you know, be obviously primarily, you know, investment number one. On top of that we will continue to be very aggressive in the purchase of tuck in acquisitions as we build up around the world our individual practices.

I think the announcement of the Holder acquisition in January is a perfect example of that. We were very aggressive in ‘06 in putting together a specialty investigation and due diligence practice in Asia and the United States and the acquisition of Holder which whose operation focuses on Latin and South America and its based in Argentina and in Brazil really complements that.

So I would see us doing more of the Holder type of acquisition that sort of, you know, $8 to $15 million revenue based businesses that would either increase our domain expertise into certain areas such as BKS did in our construction practices or would broaden it out geographically such as international risk in Asia or Holder in Latin America.

So I think we will continue to be aggressive in building the domain expertise through not only group hires but also acquisitions of other companies.

Andrew Fones:	Okay and then I noticed in the quarter the corporate expense line actually jumped up quite significantly and annualizing that I get to a number that’s higher than the corporate expense budgeting for the year in ‘07. Can you kind of explain how that…

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Dennis Shaughnessy:	Yeah I know this is Dennis again. There are basically three elements in that fourth quarter and I would not annualize it. Number one is the fact that there is a discretionary bonus in there for the top management that was based upon the board’s assessment of the results and that clearly is not an annualized charge.

Number two is that almost the bulk of the initial integration expenses for FD the travel the, you know, professional fees were booked in the fourth quarter and arose through the fourth quarter.

And then we had some clean up activity, you know, in our technology group on licensing of various products often which are done on a retro basis and given the growth that was there, you know, some of the accruals did not keep pace with the growth of the top line and so we had some catch up payments on a technology licensing from other companies which again we would not view as repetitive type of payments.

So it would be in those areas Andrew it would be the bonus an increased bonus on a discretionary basis, the, you know, a very large part of it was as we had anticipated the bulk of the initial acquisition costs as well as an initial integration cost for FD would hit in the fourth quarter and then finally we had some fine tuning of our software licenses in view of the very rapid growth of the technology division.

Andrew Fones:	Okay thanks.

Operator:	Your next question comes form Dan Suzuki with Merrill Lynch.

Dan Suzuki:	Yes good morning guys.

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All:	Good morning.

Dennis Shaughnessy:	Good morning.

Dan Suzuki:	Just first let’s start off on retention. Can you talk a little bit about how that’s going for you versus I think you had 17% last quarter.

Ted Pincus:	Yes actually it was 13% turnover in the fourth quarter bringing our year average between 15 and 16% on a voluntary basis not including the reduction of force we had in the third quarter.

Dan Suzuki:	Okay great and then as you look at the I think you touched a little bit about Financial Dynamics and the cross selling you’re seeing there. Can you talk a bit directionally about if you’re seeing how much of that cross selling is happening with a focus on from the core business cross selling the FD services or vice versa.

Jack Dunn:	It’s been a nice mix to this stage. First of all we’re trying more to productize it if you will rather than just to make it a referral service or something like that so we really are putting together teams of folks who work on FD’s business model is organized along business lines so given the deep domain expertise that we have its very easy for us to hook up for example our telecom folks with their folks our governmental affairs with their governmental affairs.

So that we really are putting teams together to do it, that’s the joint pitch side and on the place where we’ve just had cross referrals has really so far been a very even match at this stage with business going both ways because of clearly FD is brought in on the jugular issues that affect the companies and

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we’re already in those issues and the services go hand in hand so I don’t think there’s an imbalance at this point on who is helping whom.

Dan Suzuki:	Okay and then can you remind us how the compensation laid out for the cross selling efforts then.

Jack Dunn:	I’m sorry, say again.

Dan Suzuki:	Can you remind us how the consultants are compensated for the cross selling efforts they do there?

Jack Dunn:	Yeah at this point we made a conscious effort not to put in a discreet incentive plan for that at this stage. We have a team looking at that right now and we will put something in but for right now what’s happened because each side has been giving as good as it gets its been lucrative for both sides and has been a fruitful – it’s been kind of been self fulfilling because everybody’s getting work out of it.

I’d also mention that, you know, most of the activities to date have taken place inside the U.S. We look forward to expanding the cross selling and the branding process outside the U.S.

The one exception would be in the investigation area where since FD is vitally concerned with reputation and our investigations business is vitally concerned with reputation they have been working hand in glove on the referrals there in terms of you know everything from IPO candidates that are coming out of Asia and you know Europe and Russia to other issues.

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There have been a wonderful amount of cross referral there. So much so that I think our offices have moved in together in Tokyo and that’s really an areas where we’ve seen a lot of gratifying results in the cross selling.

Dan Suzuki:	Okay, great. And then lastly to follow up on the corporate finance and restructuring business, if you look at the restructuring business and then the TAS, the Transaction Advisory Services business would you characterize yourselves as you know something happening with growing with the market or taking market share?

Jack Dunn:	Well clearly in transactional support it was a gleam in our eye two years ago. And now you know $40 million of results, a run rate that’s higher than that, I think we’re definitely taking market share. I don’t think anybody’s afraid of us yet at that level, because it’s a clearly at least a billion dollar business so I don’t think anybody, we’re kind of creeping up on it.

But if you look at the blue chip roster of clients we have the (Bains), the (Carliles), the (Cerebrus), people like that, I think we’re really making our mark and in this business as you know you’re know by the company you keep. So that we’re very optimistic that as we do a good job for those folks that our dance card will fill out.

It’s an area as I say where you know we are actively hiring there and we plan to emphasize it. (Dom) DiNapoli mentioned that when he came over several years ago from PricewaterhouseCoopers at that time their restructuring practice was probably one of the most profitable. Two years before that in the height of the investment of the late ‘90s and early 2000s I think probably one of the most profitable practices there was the TAS.

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So it’s that kind of potential for that business especially in the atmosphere we are now.

Dennis Shaughnessy:	And this is Dennis again. There are two dynamics that are clearly influencing that market. One is simply it is an absolute net growth marketplace in work because of the amount of capital on lever that’s sitting in the hands of the private equity firms and the hedge funds.

Number two, we as we’re growing our capability do not have the conflicts problems you know that you know the final four do who represent the major competition in this area. Clearly they have, they not only have the normal conflicts problems but they also have the fund auditing problems and I think that we expect that we would be in a very good position as this market continues to grow and we continue to grow to take advantage of the fact that we can be a go to firm with no entanglements.

Jack Dunn:	Dennis raises an excellent point. As we grow our business and try to move more towards scalable repetitive business, you see that evidenced in our FD where 80% of their business is either repeat or referral retainer based. You see that in our hosting business where again in technology we’ve now lapped the incident driven business to be repetitive annuity type business.

When we add companies like FD and when we have practices like transactional advisory services these are the practices where we not only get a job and we maybe the leading incident driven business in the country, but we get a project where we can stay behind and do additional things.

When you do transaction support on a merger or acquisition or on an IPO or on a lending you have the opportunity there to introduce yourself and the other services, the rest of our suite of services in for ongoing lasting

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relationships, to do merger integration after the merger, to do process improvement, to do the PR work, the IR work if the exit vehicle is a public offering.

Similarly when FD gets a client they have them and they’re there on a retainer basis year after year so that as incidents come along they can introduce the other services that we have. So we think in terms of our strategy of segueing from strictly an incident driven business to one where we have repeat clients like our you know our models (Mackenzie) and Goldman Sachs we’re making a you know 2006 really marked a watershed for us in terms of being able to do that.

And hopefully you’ll see more and more retainer based business for us as we go along.

Dan Suzuki:	Okay, great. Thanks very much guys.

Operator:	Your next question comes from David Gold with Sidoti and Company.

Jack Dunn:	David.

David Gold:	Good morning guys.

Ted Pincus:	Good morning.

David Gold:	That queue is getting longer and longer.

Jack Dunn:	You’ve got to be quick.

David Gold:	Yeah, no, we try. A couple of questions.

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Jack Dunn:	But that’s a good the thing (David).

David Gold:	What’s that?

Jack Dunn:	That’s a good thing.

David Gold:	Yeah, no, I think it is. More people certainly care these days, which is good – for good reason. A couple of questions for you. On FD these days obviously made a lot of progress there but from your perspective what’s kind of left from an integration perspective or you know and what can you say there?

Jack Dunn:	Well I think it’s interesting. It’s you know what’s left is we have to complete the systems integration of the outside the US which is you know, was certainly a first half of the year job for us. In the US it’s not sufficient to say that all the systems are done until the people who are the beneficiary of those systems are new friends (unintelligible) or happy with how they work and are facile with that so that their information flow is just as good.

So there’s a continuing education process and refining process that will go there. Interestingly I think if you talk to Declan Kelly and Charles Watson the leaders of FD I would think that what’s been great about this is that the integration at the business level where we’re out with the producers, with their fine professionals and the fine professionals from our legacy business.

That’s going along swimmingly. So we have the bugs to iron out and the systems moving, you know their e-mail system to a different system and getting them on our reporting system and all that. We made great strides with an initial push but the important thing is not to lose the momentum there and

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make sure that just because you have the systems we’ve got to make sure they’re user friendly and are used.

So I think that’s left to do.

David Gold:	So from a sales perspective then everyone’s talking.

Jack Dunn:	Pardon?

David Gold:	In other words, from the perspective of going out there basically everyone, you know FTI wise and both and FD wise as well, sort of everyone basically knows the offerings these days.

Dennis Shaughnessy:	Yeah. I think (David)…

David Gold:	(Unintelligible).

Dennis Shaughnessy:	…I think it’s certainly, we really tried to step the phasing in. It is very, very integrated in the US. There’s been an awful lot of joint development. We’ve linked up the industry groups that we have to their industry groups. There’s a lot of joint pitching you know that’s going on in some very high stakes jobs.

In Europe we’ve you know actually are awaiting sort of a final country by country detail marketing plan which we will then roll out into some countries as you can imagine are going to be more receptive to some of our offerings than others. Some of it’s you know based on their legal structure, their cultural structure.

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And I think clearly the low hanging fruit is so great that we really don’t want to waste our time in the beginning being missionaries. We want to address the needs of the various marketplaces and we would expect to have that marketing plan finished and in place by the end of the quarter and then executing on it for the balance of the year.

So I think as Jack had said earlier, the initial (synopsis) was clearly in the US it was easier to do. We could hit the ground running faster. The follow up clearly will be now to you know roll out the appropriate services on top of the FD platform and our other platforms – Holder and International Risk because we’re doing the same things in their foreign operations and you know really trying to hit the ground hard and running in the second quarter through the balance of the year.

David Gold:	Okay. Good deal. And then if we look back about a year ago one of your themes going into ‘06 was you were going to do some investment in the business, basically infrastructure wise to support that billion dollars of revenue that you targeted.

Presumably for the most part on you know where you needed to step up there we’re done would you say? I mean you’re basically, now the infrastructure is in place and we certainly can do a (unintelligible).

Dennis Shaughnessy:	Well I think number one at corporate the bulk of the heavy hiring has been done. We have brought in and we’ve totally reshaped our conflicts management system. We’ve reshaped our legal system. We’ve reshaped you know our corporate development and external growth operations by bringing in very senior executives and then adding the appropriate staff and systems.

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I think we clearly over the next two years you know will be developing a worldwide knowledge management system that we think will be integral you know in managing the company and more importantly (David) empowering the people around the world you know to effectively utilize you know the great intellectual capital that we have resident you know in all aspects of the business.

So that will be an ongoing project but I think at the top at corporate we feel pretty comfortable that we’ve, you know we have put the foundation in place. Anything else now I would view as just sort of some fill in.

David Gold:	Got you. Got you.

Jack Dunn:	Fill in, we’re opportunistic. You know there’s always given that we are now a major tenant in all of the financial capitals of the world with plans to grow there will be occasion when we’ll have a chance to you know rationalize our platform there and do things like that we’ll take advantage of on as I say on an opportunistic basis.

Dennis Shaughnessy:	Yeah. A good example David which I think could show some you know earnings leverage as you go forward is we are obviously now you know two years ago we were in one country and now we’re in 20. We’re a much more complex tax animal than we ever were. So we have had to make significant investments in the last quarter in beefing up our internal tax you know structure.

But hopefully you know with the end result of a more efficient you know tax rate you know than we’re looking at right now. So no promises there obviously but I think you know clearly you know we have to address the fact that you know we now operate across the world in 20 different you know

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areas and that probably causes us some angst but also probably gives us a lot of interesting opportunities for tax planning.

David Gold:	Got you. Got you. And then also from a headcount perspective we’ve changed the way that we’re kind of putting out guidance but to the extent of the businesses that count from a headcount perspective you can talk even if it’s loosely on you know sort of goals maybe for adds for say the next year.

Theodore Pincus:	I think you can safely say that if we’re planning for organic growth in the you know 11% to 12% rate that it’s still the old paradigm which is you have to assume rate increases of X – call it 5% or 6% – and the balance comes in headcount increases.

Jack Dunn:	Yeah. And (David) thank you for the question. As we’ve done successfully in the past if our competitors are listening and you’re a GAAP accountant or a technologist please call.

David Gold:	Operators are standing by. Terrific. Thank you all. I’m done.

Operator:	Your next question comes from Brett Manderfeld with Piper Jaffrey.

Brett Manderfeld:	Good morning guys.

Man:	Good morning.

Brett Manderfeld:	Dennis you touched on some of the smaller acquisitions that you made. Is that going to be kind of the key way to grow in Europe going forward or do you see more organic opportunities in particular as you kind of leverage the FD platform?

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Dennis Shaughnessy:	Well I think we view tremendous organic opportunities for exactly the reason you just said. And the other thing you now have I mean you have some serious scale at 11% growth on a $900 million base is larger than some of our smaller competitors annual sales.

So I think that clearly the organic growth opportunities will come from leveraging this platform and it is a major focus for us to accomplish that. I think the FD acquisition on itself is a great acquisition. As Jack clearly said we were very pleasantly surprised that our expectations were significantly exceeded in the first quarter and we look for them in their own rite to have a great year.

The real magic here is to be able to utilize you know obviously their position with the intermediaries and all of these other foreign capitals you know be it the international law firms, the investment banks, commercial banks and just the general financial community to help move our other services into it.

So I think you will see significant organic growth and I think the bulk of that organic growth probably starting you know to build rate in the second half of the year will start coming overseas. We still though will be aggressive in you know I think looking for opportunities to build domain expertise through acquisition, group hires which often look like you know an acquisition because you know oftentimes they port business with them.

As well as you know just stepping out geographically where we may have some you know fill in the blanks type of areas still left in Europe. And I think you know both FD and ourselves are looking at the maps and where we need to strengthen the franchise.

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And the interesting thing here is in some of the areas we’re actually looking at a joint development plan you know to you know either buy, build or both you know in certain areas. So I think it’ll be all three but you’re absolutely right. We view the international platform as having tremendous organic growth opportunities and we would expect that we’d be able to start to report more tangible reports from that.

And we’re seeing it already so it’s not as if we’re not getting you know but we haven’t in all honesty emphasized it yet. The big push will start coming you know at the end of this quarter.

Brett Manderfeld:	Okay, very good. And switching gears, just thinking through kind of the ebbs and flows quarter to quarter in the business, you know obviously very strong revenues here and it looks to be excellent guidance as well. Were there any kind of big projects that had an influence in the quarter? Or was this more kind of just you know not to say blocking and tackling because big projects come along but was there anything that had a big influence this quarter that maybe will go away looking out to the beginning of next year? Or…

Jack Dunn:	Well I think one of the things we’ve learned – and we knew a little bit about it in due diligence, but obviously having had the experience of being partners with FD for a quarter, we now know it a lot deeper.

Their fourth quarter is significantly on a seasonal basis, their best quarter. It tends to be driven frequently by year ending fees that are linked to M&A activity as well as some fees that would be adjusted based on their retainer basis.

And so the fourth quarter for them is their strongest quarter. There wouldn’t be one specific project. They were just very, very busy Europe an Asia on an

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M&A basis. And it’s always dangerous to try to annualize that. But clearly it was a great quarter for them.

But their fourth quarter traditionally as you model going forward, should be their best quarter.

Brett Manderfeld:	Okay, that’s great to know. And one final question…

Dennis Shaughnessy:	Now let me just remind you and all the other analysts that are on the phone, you know, of we talked about this before in a seasonal. Our first quarter – and it’s heavily influenced by obviously the US – has in it on a seasonal basis, a significant one-time seasonal expensing. And that’s made up primarily of the following.

We pay all of our social security just about, a match in the first quarter.

We pay all of our 401(k) match just about in the first quarter. We pay the discount on the employee stock purchase plan in the first quarter. And as you guys know better than we do probably now, because most of the states have moved away from a use-it-or-lose-it vacation policy, we have to true up and pay for unused vacation in the fourth quarter in many of the states that we operate in.

That tends to be a number that looks something like 6 to 7 cents a share. Unfortunately GAAP does not allow us to spread it equally. So you will see that as what I would call a definite quarterly anomaly. It hits us every year.

And I know we always remind everybody every year. But since you asked me, I’ll pick you up to remind you guys again that it is something just given the

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high income nature of our people in the US, that everything seems to accelerate into the first quarter.

Brett Manderfeld:	That’s a great reminder. Thank you. And the final question I had is great to see that you signed up another chunk of the senior MDs in January.

Can you remind us whether or not there are a couple of other tranches here that we should look forward to in early ‘07 or as the year progresses? Thanks.

Jack Dunn:	No, I think the – we are – this is the best platform with the most stickiness we’ve ever had. I really mean it seriously.

The leaders in our company really have dedicated their careers here while the actual terms of the agreements that the leaders have signed look like six year, they’re really in effect, the real benefit is a ten year agreement. So they’ve made this the place that they’re going to be.

So either through strict contractual relationship or through some of the acquisitions we’ve done that have earn outs that would linger – whatever – financially joined at the hip with these people, we really have no other tranche of people.

We look forward to inviting others into the senior leadership as their performance warrants. And we also believe that the program we’ve built is so good that those that are the protectors of it will jealously defend it. So we think that aligns them with the shareholders.

You have to carry your weight to become that, but we think it’s a prize that’s worth winning now.

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So as a business model out there, to not only be a symbol to our own people, but to attract other professionals, I think we really have hit it right this time. And it’s really a tribute to Dennis and some of the other people (Dom) and all that worked so hard to put the plan together.

So I think it’s in great shape and there’s not another tranche that would come along.

Brett Manderfeld:	Very good. Thanks much.

Operator:	Your next question comes from Jill (sic) Wilson with JMP Securities.

Man:	Hi Jim.

James Wilson:	Hi – yes, I think it’s Jim. Thanks.

Just – let’s see, a quick maintenance on your guidance. And then I had a more strategic question. Interest expense and tax rate that you might be thinking about in ‘07?

Theodore Pincus:	I think we’re looking at about – as subject to planning that might help minimize this a bit, we’re looking at least 46% overall effective rate (Jim).

James Wilson:	Okay and then interest expense, is the fourth quarter a good run rate or…

Theodore Pincus:	It’s a little higher in the fourth quarter because we had $40 million of revolver outstanding during the fourth quarter that we paid back before the quarter’s end. So it’s a little higher than what you would expect in ‘07.

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James Wilson:	Got it. Good. Okay. And then I was looking for technology consulting. Your guidance in ‘07 has (EPR) margins lower than you’ve seen recently. And I was wondering if that would imply more of a service component that you might expect going forward than actually software sales.

Could you give a little color on what you see out there, what people are looking for and kind of what has gone into your thought process on the assumption?

Jack Dunn:	I think a lot of it represents the collateral work that goes into building a platform. Obviously you can capitalize some of that. But we’re talking about major hosting operation in the UK now outside of London. We’re talking about rebuilding some of those platforms in some of the areas.

So as we’ve talked about, one of our great advantages competitively is not only the software program we have, but the fact that we actually have sites around the world to handle the actual document analysis and hosting.

Some people have made a misstep in thinking that you can house all that stuff in the US. There is an extremely difficult and labyrinthine dance that has to be done to move intellectual property, i.e., the documents and the intellectual property across country lines so that we are going to build out that platform to try to keep the growth coming that we have.

And obviously you have issues of privacy and all the rest of it. So there’s a little bit of extensive. As you know, we do that stuff unlike other companies, we aren’t bricks and mortar necessarily.

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It’s a lot of intellectual fire power that goes into doing that. So that’s why the expense will be a little higher. But it’s laying significant groundwork for the future.

James Wilson:	And then just one final one. Your economic consulting margins obviously were very good, Q4 even compared to kind of any quarter in the past couple of years. And your guidance is similar.

Is there a mix of business that is positively effecting that or what might cause that?

Dennis Shaughnessy:	It’s really – I think it’s the influence of the COMPASS acquisition on the overall economic practice. I think that they are extremely busy on M&A activity, antitrust activity.

We very happily just completed the AT&T Bell South transaction. And they’re working on numerous others, not only in the states, but around the world.

And we did take the opportunity when we did the (Rif), to go into the economic division. We had one group that was clearly under performing. And we decided to terminate all of that, put them in the (Rif) back in August and move on from that operation.

So I think you would see that benefit continuing in the margins.

James Wilson:	Got it. Okay great. Thanks.

Operator:	Your next question comes from (Bill) Sutherland with Boenning and Scattergood.

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William Sutherland:	Hey all. I think the good question’s been asked. Just a real quick model question. The FD International Revenue guidance, (Ted), does that include just an element for pass-through every quarter?

Theodore Pincus:	Yes it does now (Bill). Once we got to know FD a little better and saw the internal structure of their revenues, we recognize that it had to be grossed up to US Generally Accepted Accounting Principles which added nearly $6 million to the fourth quarter revenue for just pass-throughs. And so what you are seeing is the effect of the pass-throughs in 2007 as well.

William Sutherland:	Okay. And then lastly intangible amortization, kind of what level is that going to be running at?

Theodore Pincus:	Amortization of intangibles?

William Sutherland:	Yes.

Theodore Pincus:	I think you can use the fourth quarter as a good analog for that (Bill) with a little bit more obviously since we made another acquisition right at the beginning of ‘07.

William Sutherland:	Q4 was almost 3 million right?

Theodore Pincus:	Yes it was.

William Sutherland:	Okay, so that kind of level. Okay. Great quarter. Thanks all.

Jack Dunn:	Thank you.

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Ted Pincus:	Thank you.

Operator:	Your next question comes from (Chuck Ruff) with Insight Investments.

(Chuck Ruff):	Good morning.

Ted Pincus:	Good morning.

(Chuck Ruff):	We’ve got potential earn out payments for FD of 80 million. And we all hope that those guys earn it.

Can you tell us where other potential earn out payments are?

Jack Dunn:	There are earn out payments that reside in COMPASS. There are earn out payments that would reside in – very small ones in international risk and holder.

The COMPASS one would be the most significant next to FD. The others would be much smaller in impact.

(Chuck Ruff):	Can you share with us the amount?

Jack Dunn:	Some of them are open-ended, but they’re driven by a moving preference return that we have on the earnings. So and – but I mean, look, we can – I don’t have the exact calculation in front of us, but (Ted) can provide that to you offline.

(Chuck Ruff):	Okay. And a couple other quick numbers. The EBITDA guidance I’m assuming includes option expense.

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Theodore Pincus:	Yes, the guidance itself has been reduced by option expense.

(Chuck Ruff):	Okay great. And what do you expect option expense to be this year?

Theodore Pincus:	A little bit more than last year, but about the same percentage, 13% to 14% of pre-option EBITDA. It’s about $14 million I believe. This year was about 11 million.

Dennis Shaughnessy:	Yes, I think 14 to 15 will be the number. And that primarily, that goes up primarily as a result of signing the 23 FLC senior performers to the long term contracts and putting them in the SMD retention program.

(Chuck Ruff):	Okay, and what fully diluted share count are you using?

Theodore Pincus:	We’re still using 41,500,000 for internal purposes.

(Chuck Ruff):	Okay, that’s got to be low though right, given how many shares you have outstanding at December 31?

Theodore Pincus:	No, not really.

(Chuck Ruff):	Okay. Well you’re already – you didn’t assume any dilution for the convert right?

Theodore Pincus:	Well that will depend on our stock price for the rest of the year. But at the moment we did not assume any dilution for the…

(Chuck Ruff):	Right.

Theodore Pincus:	That is correct.

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(Chuck Ruff):	Okay. All right, thanks.

Operator:	If you would like to ask a question, please press star 1 on your telephone keypad.

There are no further questions at this time. Management, are there any closing remarks?

Jack Dunn:	Yes. First of all again, I’d like to thank everybody for being part of the call today. And for those of you who have followed us a while and have seen Dennis or Ted or myself speak that we’re – the number one thing in our company is our great people and the great professionals.

And it’s easy to talk about the number one economist in the world and to talk about the leading restructuring practice and all the great professionals that are the intellectual thought leaders in their professions.

I would be remiss if I didn’t take a minute apropos of the question that was asked earlier and thank all the people who in our fourth quarter had the job of not only rationalizing three or four acquisitions plus the FD transaction and all of the work that went into the systems integration, the teams of (Ted) and (Sanjay), (Jallah), (Barry Kaufman), (Jennifer Doy), (John Quinn) (Ruby Wallya), (Greg Wills), (Joan Valman), (Tessman Bodadura), (Liz Burman), (Heather Clink). To all those people were really the unsung heroes of our quarter this year.

We got our numbers done on time and on or better than budget and at the same time took that bite which I think is a testament to the fact that we have

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become very good at doing these acquisitions and that we are very optimistic about the talent team we have and our ability to move forward.

So with that, thank you all very much.

Operator:	This concludes today’s conference call. You may now disconnect.

END